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                                                     UNITED STATES                                          OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:         3235-0058
                                                                                                    Expires:        June 30, 1994
                                                                                                    Estimated average burden
                                                      FORM 12b-25                                   hours per response ..... 2.50
                                              NOTIFICATION OF LATE FILING                           -----------------------------
                                                                                                    -----------------------------
                                                                                                           SEC FILE NUMBER
                                                                                                    1-12856
(Check One):  |_| Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-Q |_| Form N-SAR                -----------------------------
                                                                                                    -----------------------------
                                                                                                             CUSIP NUMBER
                                                                                                    253239107
     For Period Ended:  January 31, 1997                                                            -----------------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: ___________________________________________________________________________________________

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                            Read Instruction (on back page) Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

This notification relates to Items 10, 11, 12 and 13 of Part IV of the Annual Report on Form 10-K for the year ended January
31, 1996.
____________________________________________________________________________________________________________________________________

PART I -- REGISTRANT INFORMATION

SYNERGISTIC HOLDINGS CORP.
____________________________________________________________________________________________________________________________________
Full Name of Registrant

____________________________________________________________________________________________________________________________________
Former Name if Applicable

50 Laser Court
____________________________________________________________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

Hauppauge, NY 11788
____________________________________________________________________________________________________________________________________
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable  effort or expense and the registrant  seeks relief  pursuant to Rule
12b-25(b), the following should be completed. (Check box if appropriate)

        | (a) The reasons  described in  reasonable  detail in Part III of this form could not be  eliminated  without  unreasonable
        |     effort or expense;
        |
  |X|   | (b) The subject annual report,  semi-annual  report,  transition  report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR,
        |     or portion thereof, will be filed on or before the fifteenth calendar day following the  prescribed  due date;  or the
        |     subject  quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before  the  fifth
        |     calendar day following the prescribed due date; and
        |
        | (c) The accountant's  statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The Form 10-QSB could not be filed within the prescribed time period because of delays in the preparation of the required  financial information  occasioned by the Company's inability to hire a replacement Chief Financial Officer and due to unforeseen  difficulties arising in connection with its preparation.


                                                                                                                     SEC 1344 (6/94)


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    SALVATORE A. CRIMI                                         516                                      436-5000
    ____________________________________________  _______________________________  _________________________________________________
                  (Name)                                    (Area Code)                             (Telephone Number)

(2) Have all other periodic reports required under Section  13 or 15(d) of  the Securities Exchange Act of
    1934 or Section 30  of the  Investment  Company Act of 1940 during the preceding 12 months (or for such shorter)  period that  the  registrant was required to file such reports been filed? If answer is no,
    identify report(s).                                                                                       |X| Yes  |_| No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for that last fiscal year will be reflected by the earnings  statements to be included in the subject
    report or portion thereof?                                                                                |_| Yes  |X| No

    If so, attach an explanation of the anticipated  change,  both narratively and  quantitatively,  and, if appropriate,  state the reasons why a reasonable estimate of the results cannot be made.



====================================================================================================================================

                                                       SYNERGISTIC HOLDINGS CORP.
                                        ____________________________________________________
                                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date March 17, 1997                                                          By /s/ Salvatore A. Crimi
-------------------                                                             -------------------------
                                                                                SALVATORE A. CRIMI
                                                                                CHIEF EXECUTIVE OFFICER

INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized  representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's  authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------------------------------- ATTENTION --------------------------------------------------------------
             Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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                                                        GENERAL INSTRUCTIONS

1.  This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities  Exchange Act of 1934.

2.  One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the
    Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations of the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3.  A manually  signed copy of the form and amendments  thereto shall be filed with each national  securities  exchange on which any class of securities of the registrant is registered.

4.  Amendments  to the  notifications  must also be filed on form 12b-25 but need not restate  information  that has been  correctly furnished. The form shall be clearly identified as an amended notification.

